Exhibit 10.42

BKV CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of the nineth day of October, 2023 (“Effective Date”), regardless of the date the Agreement is executed, by and between BKV Corporation, a Delaware corporation (hereinafter referred to as “Employer” or “Company”), and Mary Rita Valois (hereinafter referred to as “Employee” or “you”). Collectively, Employer and Employee shall be referred to as the “Parties.”

A.	Employer desires to engage Employee in the position of Chief Information Officer.

B.	Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms and conditions set forth herein.

C.	In consideration of the mutual covenants and promises of the Parties hereto, Employer and Employee agree as follows:

1.      Agreement to Employ and be Employed: Employer hereby agrees to employ Employee and Employee hereby accepts and agrees to such employment.

2.      At-Will Employment: Employee’s employment is at-will. Nothing in this Agreement guarantees Employee employment with Employer for any specific period of time. This means that, subject to the provisions of this Agreement, Employer may terminate employee at any time with no advance notice, procedure, or formality and for any lawful reason, with or without cause. Similarly, subject to the provisions of this Agreement, Employee may resign his/her employment at any time and for any reason. Your at-will employment relationship cannot be changed by any oral representation, written document or other conduct unless such change is specifically acknowledged in writing by an authorized executive of the Company.

3.      Description of Employee’s Duties: Employee will be employed as Chief Information Officer. Employee’s job duties are set forth in Exhibit 1. The position is exempt from overtime under both state and federal laws and regulations. You will report to Christopher P. Kalnin and your primary office location will be at our offices in Denver, Colorado. Your start date will be approximately October 1, 2023 (the “Start Date”).

4.      Manner of Performance of Employee’s Duties: Employee shall be a full-time employee of Employer, shall devote his/her best efforts and entire business time, attention, and services exclusively to the business and affairs of Employer, and shall perform his/her duties as set forth in Exhibit 1 with fidelity and to the best of his/her ability, experience, and talent. Employee shall also perform the duties of his/her position to the reasonable satisfaction of Employer.

Employee will not engage in the performance of services for any other business or entity during the term of this Agreement unless the performance of such services is approved by Employer in advance.

Notwithstanding anything in this Section 4, or in any other provision of this Agreement to the contrary, Employer hereby approves Employee’s continued participation in, and service to, the business enterprise(s) identified and described in Exhibit 2.

5.      Compensation: In consideration of the services to be provided by Employer during employment, Employer shall compensate Employee as follows:

a.	During his/her employment, Employee shall receive the equivalent of an annual base salary of Three Hundred and Twenty-five Thousand U.S. dollars ($325,000.00), less applicable payroll deductions and required taxes and withholdings (“Base Compensation”), with partial periods prorated. Employee’s Base Compensation shall be payable in equal periodic installments according to Employer’s customary payroll practice. The Base Compensation is based on and intended to compensate Employee for all hours worked.

b.	During your employment, Employee may participate in Employer benefit plans and programs described in the attached Exhibit 3, to the extent that Employer maintains such plans or programs and in accordance with the eligibility and participation criteria applicable to each such plan or program. Employee acknowledges that the Employer has the right to change, modify, or eliminate benefits provided to its employees from time to time in Employer’s sole discretion without notice to employees. As such, Employee acknowledges and agrees that this Agreement does not create a specific entitlement to any particular benefits, and that Employee will receive benefits at the same level as other similarly situated employees of Employer.

c.	During his/her employment, Employee may also, in Employer’s sole discretion, receive compensation each calendar year in addition to his/her Base Compensation. Such additional compensation will be paid, if at all, in the form of an Annual Target Bonus, which Employer intends to fall between 0 percent and seventy percent (0-70%) of the annual Base Compensation. The availability of any bonus will be determined based upon Employer’s performance and will take into account Employee’s individual effort and satisfactory achievement of established performance goals. Any such Annual Target Bonus (if any) will be paid to Employee, in full and subject to applicable tax, not later than March 15 of the calendar year following the calendar year during which Employee performed the services that gave rise to that Bonus. The bonus would be pro-rated based on your Start Date.

Nothing in this provision (c) is intended to guarantee Employee the payment of a bonus in any amount other than as described in provision (c).

d.	Paid Time Off (PTO). PTO includes vacation, sick, personal time, etc. Employee is eligible to accrue up to thirty (30) days of PTO per year. Paid time off is accrued on a pro-rata basis at the rate of 9.234 hours/bi-weekly throughout the year. Under Employer’s policy, employees do not accrue PTO once they have earned their maximum paid time off hours per year. The accrual will resume once the amount of accrued PTO is less than the maximum possible accrual. Available PTO will automatically carry over into the new calendar year. Up to 10 days of accrued, unused paid time off will be paid out upon separation, unless otherwise required by law. Advanced but unaccrued paid time off will be deducted from an employee’s final paycheck, to the extent permitted by law and Employee hereby authorizes such deduction in accordance with applicable law and waives the right to presentment, notice and protest.

e.	Signing Bonus. The Company will pay you a signing bonus of $100,000, less lawful deductions and withholdings within thirty (30) days of your Start Date (the “Signing Bonus”).

The compensation described in this Section 5 constitutes all compensation made available by Employer for the services of Employee. No other or additional compensation in any form will be considered or paid for during the period of this Agreement.

6.      Protection of Trade Secrets and Confidential Information: Whereas the Company engages in natural gas exploration and production to produce low impact, sustainable carbon-based energy, Employee acknowledges that, in the course of performing and fulfilling her duties hereunder, she may have access to and be entrusted with nonpublic information, substantial trade secrets, confidential information, and important opportunities and benefits belonging to, developed by, licensed by, or otherwise in the possession of, Employer or its clients.

a.	Acknowledgement Regarding Confidential Information: Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its intellectual property and other resources, training its employees, and improving its business offerings. Employee understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information and trade secrets that provide the Company with a competitive advantage over others in the marketplace. Employee acknowledges and agrees that, during the course of his/her employment with the Company, he/she will have access to and learn about Company Confidential Information and trade secrets. Employee acknowledges and agrees that the Company is in a highly competitive business and that the Confidential Information and trade secrets of the Company as set forth herein would give a competing business an unfair advantage against the Company if such Confidential Information or trade secrets were disclosed to a competing business.

b.	Definition of Confidential Information: Employee understands that “Confidential Information” means any of Employer’s and its Affiliates’ confidential and proprietary information including, without limitation, (i) information not generally known outside the Company such as information that is unique to the Company, (ii) any information, processes, plans, data calculations, software storage media or other compilation of information, patents, patent applications, copyrights, “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, any portion or phase of any scientific or technical information, ideas, discoveries, designs, inventions, creative works, computer programs (including source of object codes), processes, formulae, improvements or other proprietary or intellectual property of the Employer, whether or not in written or tangible form, and whether or not registered or labeled as confidential, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof, and (iii) any trade secret information as defined in the Colorado Uniform Trade Secrets Act, C.R.S. § 7-74-101 et seq. or other applicable state law. Employee further understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used, or that is customarily treated as confidential or proprietary by the Company. Employee understands and agrees that Confidential Information includes information developed by him/her in the course of his/her employment by the Company as if the Company furnished the same Confidential Information to him/her in the first instance. “Affiliate” is defined as all parent, sister and subsidiary companies.

Employee further understands that Confidential Information does not include any of the items listed in this Section 6.b. which arise from his/her general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public or has become publicly known through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved, or information that Employee otherwise has a right to disclose as legally protected conduct.

c.	Non-Disclosure of Confidential Information: Employee agrees at all times during the term of his/her employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, and not to disclose, copy, or disseminate to any person, firm or corporation, any Confidential Information of the Company, regardless of the medium on which the Confidential Information is stored (hard copy, electronic, or other format). This provision does not prohibit disclosure of information that arises from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Employee otherwise has a right to disclose as legally protected conduct. At the request of Employer, Employee agrees to deliver to Employer, at any time during his/her employment, or thereafter, all Confidential Information which he/she may possess or control.

d.	Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”): In accordance with the Defend Trade Secrets Act (“DTSA”), an employee will not be held criminally or civilly liable under any federal or state trade secret law if an employee discloses a trade secret in confidence to federal, state, or local government officials, to his/her attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed complaint or other document filed in a lawsuit or other proceeding. Further, an employee who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his/her attorney and use the trade secret information in the court proceeding if the individual: (a) files the document containing the trade secret in a sealed court document and (b) does not disclose the trade secret, except pursuant to court order. The DTSA does not, however, offer protection from liability for individuals who access trade secrets by unlawful means.

e.	Other Permitted Disclosures: Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; provided, however, that in the event such disclosure is required by applicable law, Employee shall provide Employer with prompt written notice of such requirement, prior to making any disclosure, so that Employer may seek an appropriate protective order, and Employee only shall disclose information as necessary to comply with legal process. Nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, employees from: discussing the terms and conditions of their employment with co-workers or union representatives, exercising their rights under Section 7 of the National Labor Relations Act, and/or exercising protected rights to the extent that such rights cannot be waived by agreement.

7.      Inventions, Ideas, and Other Intellectual Developments: In view of the purposes of Employer and the need to secure for the Employer and/or Interested Parties (defined below) their right to Intellectual Developments (defined below) related to the business of Employer and/or such Interested Party, Employee understands that Employer must be in a position to use, assign, and otherwise dispose of Intellectual Developments made by its staff members and employees. Accordingly, except for those items excluded by Section 12 below, Employee shall promptly disclose to Employer and, when requested, furnish to the Employer a complete record of every discovery, invention, improvement, innovation, design, analysis, reports, drawings, copyright, intellectual property right and other definite and useful idea or compilation of information of value (individually and collectively an “Intellectual Development”), which Employee may make or originate, individually or with others, at any time during the term of Employee’s employment by the Employer. Employee hereby assigns to the Employer or its nominee the entire rights throughout the world to such Intellectual Developments which relate to the current or potential business or activities of the Employer or any Interested Parties or which results from Employee’s work with Employer. The term “Interested Parties” means any person having a business relationship with the Company where the relationship gives rise to a claim by that person to some interest in Intellectual Developments made by employees and associates of the Employer or its Affiliates.

8.      Cooperation: Employee shall fully cooperate with Employer or its designees in securing, in the name of the Company or its designees, rights with respect to the Intellectual Developments described in Section 7 above, in all countries. Employee shall promptly execute all proper documents presented for signature and do all things reasonably required to enable Employer or its designees to accomplish the above, at any time during or after Employee’s employment.

9.      Shop Rights and Holdover: Employee agrees that Employer or its designees shall be entitled to shop rights to any Intellectual Developments conceived or made by Employee that is not related to the Employer’s trade secrets and/or Confidential Information but conceived or made on Company time or with the use of Employer’s facilities or materials. Employee further agrees that any Intellectual Developments related to Employer’s trade secrets and/or Confidential Information described by Employee in a patent, service mark, trademark, or copyright application, disclosed by Employee in any manner to a third person, or created by Employee or Employee’s affiliates or any person with whom Employee has any business, financial or confidential relationship, within one (1) year after cessation of Employee’s employment with Employer for any reason, was conceived or made by Employee during Employee’s employment with Employer and is therefore the sole property of Employer or its designees.

10.  Information and Testimony: For a period of time up to five years from Employee’s last date of employment with Employer, Employee shall, without expense to Employee, give such true information and testimony at reasonable times and places upon prior notice, under oath if requested, as may be requested by Employer or its designees relative to any Intellectual Development described in Section 7 above.

11.  Interest of the Employee: As to inventions, applications for patents, and copyrightable material in which Employee presently holds an interest and which are not subject to this Agreement:

Check One:

☐ Employee has no such property.

☐ Employee has described all such property in Section 12 below.

12.  Description of Inventions, Applications for Patents and Copyright Material Exempted in Section 11.

Employee to insert description of applicable inventions, patents and copyright material below.

By:	/s/ Mary Rita Valois	on	October 4, 2023
Date

13.  Restrictive Covenant: Because Employee will be provided with proprietary, confidential, and trade secret information, the Employee shall not, during his/her employment:

a.	enter into, own, manage, operate, control, be employed with, or engage, as an employee, associate, officer, director, shareholder, partner or in any other capacity, on behalf of any association, enterprise, company, or firm that provides services or products in competition with Employer, except as otherwise provided in Exhibit 2 to this Agreement;

b.	directly or indirectly solicit or attempt to solicit the business of any client or customer or active customer prospect of the Employer or any of its Affiliates for his/her own benefit or that of any third person or organization; and

c.	directly or indirectly induce any employee or contractor of Employer or any of its Affiliates to leave his or her employment or independent contract with Employer or any of its Affiliates.

14.  Reasonableness of Restraints, Irreparable Harm: Employee acknowledges that: (a) the agreements and covenants contained herein are reasonably necessary to protect the goodwill, Confidential Information, Intellectual Developments, trade secrets, and other business interests of Employer; (b) any breach of the covenants contained herein will cause Employer immediate irreparable harm for which injunctive relief would be necessary; (c) the covenants contained herein are essential and material elements of this Agreement and Employer would not have entered into their Agreement or permitted Employee to obtain employment or remain employed without those covenants being included in this Agreement; (d) Employee has had the opportunity to consult with and be advised by legal counsel concerning the reasonableness and propriety of the covenants contained herein; and (e) in the event of any violation or attempted violation of the covenants contained herein, Employer shall be entitled to a temporary restraining order, temporary or permanent injunctions, and other injunctive relief, without any showing of irreparable harm or damage or any need to post a bond, in addition to any other rights or remedies which may then be available to Employer. In addition to, but not instead of, any other legal or equitable remedies available to Employer, Employee hereby agrees to reimburse Employer for reasonable attorneys’ fees and costs incurred by Employer in the event Employer is successful in showing a violation or attempted violation of this Agreement as determined by a court of competent jurisdiction.

15.  No Existing Obligations: Employee represents that Employee: (a) is not subject to a confidentiality, trade secret, conflict of interest, or non-competition agreement with any former employer, contractor or third party; and (b) has no continuing obligations to any former employer, contractor or third party with respect to the ownership or assignment of any proprietary rights, including, but not limited to, inventions, ideas, copyrights, trade secrets or patents, including any such rights in information, or creations or materials Employee conceived or made, in whole or in part that will impact Employee’s services for Employer. Employee understands that any such agreement or obligation, as well as any trade secret and other property laws, may restrict Employee from using any secret or proprietary information that belongs to any former employer, contractor or third party, either for Employee’s own benefit or for anyone else’s benefit, including Employer. Employee also understands that Employee, or anyone else who uses or benefits from a third party’s proprietary information, may be liable to that third party; therefore, Employee agrees not to use any confidential, trade secret, or proprietary information that belongs to any former employer, contractor, or third party during the term of employment, either for Employee’s own benefit or to benefit Employer or any of its clients, customers, or affiliates.

16.              Termination of Employment and Termination Payment: Notwithstanding the at-will nature of your employment, if your employment is terminated by the Company without “Cause” as defined below, in addition to the (1) payment of your Base Compensation and any bonuses earned through the termination date, (2) payment for any unused, accrued vacation days as of your termination date, and (3) reimbursement of any outstanding, reasonable business expenses incurred by you through the termination date, you will be eligible to receive a severance benefit equal to the sum of three (3) months of your annual Base Compensation as of the date of termination, provided you execute a Separation Agreement and General Release provided by the Company (the “Separation Agreement”). For purposes of this letter, the term “Cause” shall mean any of the following: (i) other than as a result of a disability, your willful failure to perform your duties; (ii) your willful engagement in misconduct which is injurious to the Company, monetarily or otherwise; (iii) your conviction of a crime (including a nolo contendere plea) involving, in the good faith of the Company, fraud, dishonesty or moral turpitude; (iv) the negligent performance of your duties; (v) your breach of any covenant set forth in the Confidential Information and Non-Solicitation Agreement; or (vi) your breach of any material Company policy. You will be considered to have been terminated for “Cause” if the Company determines in good faith that you engaged in an act constituting “Cause” even after a resignation by you.

17.              Non-Competition and Non-Solicitation of Business/Customers: In order to protect the Company’s trade secrets and to the extent permissible under applicable law, including the satisfaction of any applicable compensation requirements, and in exchange for the termination payment described in Section 16 above, for a period of twelve months following termination of Employee’s employment, for any reason, Employee agrees not to (1) enter into or engage in any business which competes with the Company or any of its subsidiaries or affiliates (“Company Group”) within the States of Pennsylvania, Colorado and Texas (“Restricted Territory”); (2) promote, manage or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with or is engaged in the same business as the Company Group within the Restricted Territory; (3) solicit any known customers, business, assets, investments or patronage (or customer, business, asset, investment or patronage prospects) for, or sell, any products or services in competition with or for any business that competes with the Company Group within the Restricted Territory; or (4) divert, entice or otherwise take away any known business, assets or investments or patronage (or customer, business, asset, investment or patronage prospects) of the Company Group within the Restricted Territory. For purposes of this section, Employee will be in violation of the non-compete provision set forth herein if Employee engages in any or all of the activities set forth herein directly as an individual on Employee’s own account or indirectly as a partner, joint venture, employee, agent, salesperson, consultant, officers and/or director of any firm, association, partnership, corporation or other entity or as a shareholder of any corporation (or owner of any other type of equity interest in any other entity) in which Employee or Employee’s spouse, minor child, or parent sharing the same household as Employee owns, directly or indirectly, individually or in the aggregate, more than 1% of the outstanding stock or other equity interests. If it is judicially determined or by consent of Employee that Employee has violated this Section 17 and the Company obtains an order, injunction or other equitable relief, then the period applicable to each obligation that Employee has been determined to have violated will be automatically extended by a period of time equal in length to the period during which such violation occurred. Employee agrees and acknowledges that this Non-Competition provision is for the protection of the Company’s Confidential Information and trade secrets as addressed above in Section 6 and that it is no broader than is reasonably necessary to protect the Company’s legitimate interest in protecting trade secrets.

18.              Mutual Non-Disparagement:

a.	Employee agrees that at any time during his/her employment with the Employer and at any time thereafter, Employee shall not, except in the good faith commission of his/her duties and responsibilities, make, or cause or assist any other person to make, any statement or other communication that impugns or attacks, or is otherwise critical to the reputation, business or character of the Employer or any of its officers, directors, members, managers, employees, products or services, subject to the exclusions and limitations set forth in the Addendum to this Agreement, attached as Exhibit 4.

b.	Employer agrees that at any time during Employee’s employment with the Employer and at any time thereafter, members of the Executive Leadership Team shall not, except in the good faith commission of their duties and responsibilities, make, or cause or assist any other person to make, any statement or other communication that impugns or attacks, or is otherwise critical to the reputation, business or character of the Employee.

19.              Termination Notice. Your employment may be terminated in writing either by the Company without Cause or by you upon ninety days written notice to the Company. If the Company terminates your employment without Cause, notice is not required by the Company, provided that it offers to pay you the severance benefits described in this letter in exchange for you signing a Separation Agreement and General Release. For purposes of clarity, no prior notice is required to terminate your employment by the Company with Cause.

20.              Internal Revenue Code Section 409A Compliance. Both you and the Company intend that all compensation or benefits paid under this letter as well as the Separation Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. By way of example, and not limitation, with respect to payments triggered by your “termination of employment” (and similar terms) such phrase shall be construed to mean your “separation from service” with the Company (determined under Treasury Regulation Section 1.409A-1(h)). Further, notwithstanding any other provision of this letter to the contrary, if any amount to be paid to you as a result of the termination of your employment pursuant to this letter or the Separation Agreement is “deferred compensation” subject to Section 409A, and if you are a “specified employee” (as defined under Section 409A) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of the termination of your employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this section shall be paid in a lump sum when paid. In addition, both you and the Company agree to cooperate fully with one another to attempt to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A; provided, however, nothing in this section shall require you to reduce your compensation; provided, further, however, nothing in this letter shall constitute an agreement to indemnify, gross up or otherwise make you whole for any taxes imposed under Section 409A. The Company does not make any representation as to whether any benefits, payments, or reimbursements under this letter satisfy the requirements of Section 409A or any exemption thereto.

21.              Assignment: This Agreement may be assigned by Employer to any affiliated or successor employer without the consent of Employee, and so long as the affiliate or successor accepts the assignment, this Agreement will continue to be binding upon the Employee. This Agreement may not be assigned by Employee.

22.              Severability: Each paragraph of this Agreement shall be and remain separate from and independent of, and severable from, all and any other paragraphs herein except where otherwise indicated by the context of the Agreement. To the extent any portion of this Agreement, or any portion of any provision of this Agreement is held to be invalid or unenforceable, it is the Parties’ express intent it shall be construed by severing, limiting and reducing it so as to be enforceable to the extent compatible with applicable law. All remaining provisions, and/or portions thereof, shall remain in full force and effect.

23.              Modification: Any modification of this Agreement or any additional obligation assumed by either Party in connection with this Agreement shall be in writing and signed by each Party.

24.              No Waiver: The failure of either Party to this Agreement to insist upon the performance of any terms and conditions or the waiver of any breach of any terms and conditions of this Agreement shall not be construed as thereafter waiving such terms and conditions, but the same shall continue to remain in full force and effect.

25.              Complete Agreement: This Agreement contains the complete agreement concerning the employment agreement between the Parties and supersedes any and all prior understandings and agreements between the Parties concerning the subject matter hereof. The Parties stipulate that neither has made any representation with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

26.              Interpretation of Agreement: The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Colorado, without regard to its conflict of law provisions. This Agreement shall be interpreted with all necessary changes in gender and in number as the context may require and shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

27.              Survival: The terms and provisions of Sections 6 through 13, and Section 18 of this Agreement shall survive the cancellation, termination, or expiration of this Agreement.

28.              Resolution of Disputes: The parties consent and agree that, except as set forth in this Section 28, any action or proceeding between them arising from this Agreement shall be exclusively referred to binding arbitration in Denver, Colorado in accordance with the rules of the Commercial Arbitration (“AAA”) Rules and Mediation Procedures before a single arbitrator selected by the Employer. The decision of the arbitrator shall be final, non-appealable and binding upon the parties and may be enforced in any court having jurisdiction thereof. The AAA Rules regarding discovery shall apply to arbitration under this Agreement. The Arbitrator selected according to this Agreement shall decide all discovery disputes. The parties shall split the administrative cost of arbitration equally and each party shall be responsible for the payment of its own respective legal fees. Claims where mandatory arbitration is prohibited by a valid non-preempted law are explicitly excluded from thIS Arbitration provision. CLAIMS IN ARBITRATION SHALL BE FILED AND MAINTAINED ONLY ON AN INDIVIDUAL BASIS. EMPLOYEE MAY NOT FILE OR MAINTAIN ANY CLAIM IN ARBITRATION ON BEHALF OF OTHERS, COLLECTIVELY OR OTHERWISE, OR AS A NAMED PLAINTIFF/CLAIMANT OR MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, OR REPRESENTATIVE PROCEEDING. THE ARBITRATOR MAY NOT CONSOLIDATE MORE THAN ONE PARTY’S CLAIMS, AND MAY NOT OTHERWISE PRESIDE OVER ANY FORM OF A COLLECTIVE, CLASS, OR REPRESENTATIVE ARBITRATION PROCEEDING. Notwithstanding the foregoing, any claim related to Sections 6 through 13, and Section 18, of this Agreement shall be asserted exclusively in the state or federal courts of the State of Colorado, and Employee hereby expressly consents to the jurisdiction thereof.

29.              Notice: Notice shall be provided in writing via certified mail (return receipt requested), overnight courier or personal delivery to the address set forth below.

If to Employer:	If to Employee:
BKV Corporation
Attn: Human Resources	Mary Rita Valois
1200 17th Street, Suite 2100	[***]
Denver, CO 80202	[***]
Email: [***]

With copy to:

BKV Corporation

Attn: Legal Department

1200 17th Street, Suite 2100

Denver, CO 80202

Email: [***]

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement on the date or dates set forth below.

/s/ Mary Rita Valois	/s/ Christopher P. Kalnin
Mary Rita Valois	Christopher P. Kalnin, CEO
BKV Corporation

Date:	October 4, 2023	Date:	October 4, 2023

EXHIBIT 1

______________________________

Exempt

Full-time Position

EXHIBIT 2

Employee’s Existing Business Enterprises

EXHIBIT 3

Summary of Benefits Currently Offered by

BKV Corporation (“Employer”)

EXHIBIT 4

ADDENDUM ATTESTING TO COMPLIANCE WITH C.R.S. § 24-34-407(1)